Exhibit 10.2

August 26, 2013

Jeffrey S. McCreary
9468 Sullivan Place
Zionsville, IN 46077

Dear Jeffrey:

We are pleased to make you an offer of employment as Interim Chief Executive Officer reporting to John A. Schofield, Chairman of the Board. The terms of your employment are as follows:

Salary:	Equivalent to $600,000 annually; $23,077 payable biweekly

Status:	Full-time / Exempt

Stock Options:
You will be recommended for a stock option grant to purchase 300,000 shares of IDT common stock, which will vest on a monthly basis over a four year period, assuming your continued service as an employee to IDT. The granting of your stock options will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors. Your stock options will have a per share exercise price equal to the closing price of IDT common stock on the last trading day prior to the date of grant.

If your position as Interim Chief Executive Officer is terminated without you being named as the successor Chief Executive Officer, then any stock options pursuant to this grant that are vested as of the time of your termination shall be exercisable for a period of twelve months following the date of termination of your position as Interim Chief Executive Officer or termination of your position as Director of the Board, whichever is later.

As long as you serve as a Director of the Board, any stock options pursuant to this grant that are vested as of the time

Integrated Device Technology, Inc. 6024 Silver Creek Valley Rd., San Jose, CA 95138 Tel (800) 345 7015 Fax (408) 284 1442 www. IDT.com

of your termination as Interim Chief Executive Officer shall be exercisable for the remainder of the option life.

Other Equity:	You will be eligible for an additional equity award as follows:

(a) If you are named as the successor Chief Executive Officer, you shall be recommended for a grant of Performance Stock Units in the amount equal to x/48th of 120,000 shares where “x” shall be the number of months of service completed by you in the Interim Chief Executive Officer position. (E.g. if you serve in the interim position for 6 months, the number of Performance Stock Units granted will be 6/48 x 120,000 = 15,000 shares). Vesting will be in accordance with the schedule and performance criteria set forth in the Company’s Fiscal 2014 Performance Equity Plan; or

(b) If your position as Interim Chief Executive Officer is terminated without you being named as the successor Chief Executive Officer, then you shall be recommended for a fully vested grant of IDT common stock in the amount equal to x/48th of 120,000 shares where “x” shall be the number of months of service completed by you in the Interim Chief Executive Officer position. (E.g. if you serve in the interim position for 6 months, the number of shares granted will be 6/48 x 120,000 = 15,000 shares).

Bonus:	You will participate in IDT’s Annual Incentive Plan (AIP) pursuant to the terms of the current Plan. Your participation will be at an annual target of 115% of your base earnings.

Benefits:
You will be eligible for IDT’s full range of employee benefits including medical, dental, vision, life insurance, disability insurance, and 401(k). You will also earn three weeks of vacation per year. A summary of our benefit program is enclosed.

Temporary Housing:	IDT will cover $8,000 for temporary housing per month for the duration of your position as Interim Chief Executive Officer.

Integrated Device Technology, Inc. 6024 Silver Creek Valley Rd., San Jose, CA 95138 Tel (800) 345 7015 Fax (408) 284 1442 www. IDT.com

This offer is pending acceptable reference qualification and background verification. In addition, IDT requires each candidate for employment to submit to a drug test which will be administered through an independent laboratory. Your employment is contingent upon you successfully passing a pre-employment drug screen.

In order to comply with the Immigration Reform and Control Act of 1986, this offer is contingent upon you providing proof of eligibility to work in the United States. Be prepared to supply the original documents containing this information on your start date. In addition, IDT produces technology that may be subject to U.S. export control laws. Accordingly, this offer of employment is also contingent upon IDT’s ability to obtain government authorization, if necessary, for technology transfer to you.

As a condition of employment, you are required to sign and comply with the Company's standard Employee Confidentiality & Invention Agreement which requires, among other things, that you maintain the confidentiality of all IDT proprietary information and that you assign patent rights to any invention made during your employment at IDT.

As stated in the Employment Application, employment with IDT is at the mutual consent of the employee and IDT. Accordingly, you and IDT retain the right to terminate the employment relationship at will, at any time, with or without cause, and with or without notice. Please understand that no representative of IDT other than the Chairman of the Board has the authority to make any contrary agreement or representation, and that such agreement made by the Chairman of the Board must be in writing and signed by you and the Chairman of the Board.

We look forward to your acceptance of our offer.

Sincerely,

/s/ John A. Schofield

John A. Schofield
Chairman of the Board

/s/ Jeffrey S. McCreary
Candidate’s Signature of Acceptance

September 12, 2013
Date

Integrated Device Technology, Inc. 6024 Silver Creek Valley Rd., San Jose, CA 95138 Tel (800) 345 7015 Fax (408) 284 1442 www. IDT.com